(m)(7)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Name of Fund
Voya Floating Rate Fund
Voya GNMA Income Fund
Voya High Yield Bond Fund
Voya Intermediate Bond Fund
Voya Short Term Bond Fund
Voya Strategic Income Fund